Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 22nd day of December 2010, by and between Sun River Energy, Inc., a Colorado Corporation (the “Company”), and Jay Leaver, a Colorado resident (“Employee”).
RECITALS:
The Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions hereinafter provided.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
Section 1. Term of Employment.
This Agreement will remain in effect from the date hereof until the earlier of (i) three (3) years (the “Initial Term”), (ii) the time when this Agreement is terminated in accordance with its terms, or (iii) the sale of the Company or substantially all of its assets, or a Company Sale.
Provided that this Agreement has not been terminated prior to the expiration of the Initial Term in accordance with the terms contained herein, subsequent to such time, Employee’s employment hereunder shall be automatically continued for successive additional terms of one (1) year each unless written notice of non-renewal is given by either party no less than 30 days prior to the end of the Initial Term or any additional term, as applicable.
Section 2. Responsibilities of Employee.
(a)	During the Employment Period, Employee shall serve as Senior Geologist. Employee shall report to the COO and as otherwise required by the CEO at his sole discretion. Employee shall perform the following duties:
a.	participate in the development and analysis of potential acquisitions and/or divestitures;

b.	participation in implementation and oversight of exploration and/or development drilling activities including, but not limited to engineering and geological matters;

c.	participate in production, maintenance and operation of Company oil and gas assets including, but not limited to, development and maintenance of reserves information on all oil and gas assets; and

d.	all other such duties as may be assigned from time to time by the CEO.
(b)	Further, it is contemplated that upon acceptance of this offer, Management will recommend to the Board of Directors that Employee be appointed as Vice President. Upon approval by the Board of Directors, Employee shall undertake and assume the responsibility of performing for and on behalf of the Company any and all duties of the Vice President and shall have the duties, functions, responsibilities and authority commensurate with such office as are from time to time delegated to Employee by the Management of the Company.

(c)	Except for activities permitted in connection with the investments and activities set forth on Schedule 7(b) and those projects excluded by paragraph 7(b)(i), during the Employment Period, Employee shall devote his full time, skill, and attention and his best efforts during normal business hours to the business and affairs of the Company to the extent necessary to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to Employee herein or pursuant hereto, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability, and shall not be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary_advantage; provided, however, that Employee may (i) serve or continue to serve in any capacity with any not-for-profit business or professional organization, association, or entity, and (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions, so long as all activities conducted by Employee pursuant to clauses (i) and (ii) of this proviso do not unreasonably interfere with the performance and fulfillment of Employee’s duties and responsibilities as an Employee of the Company in accordance with this Agreement and are not in violation of the non-competition provisions of Section 7 of this Agreement. In the case of the activities described in clause (ii) of this proviso, Employee will give the Board at least ten (10) days prior notice of his intention to engage in any such activity, such notice to describe briefly the activities in which Employee proposes to be engaged.

(d)	All services that Employee may render to the Company or any of its subsidiaries or Affiliates in any capacity during the Employment Period shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.
Section 3. Compensation.
As compensation for the services to be rendered by Employee for the Company under this Agreement, the Company shall pay Employee during the Employment Period an annual salary of

$160,000.00, which amount may be adjusted upward by the Board, in its sole discretion, from time to time. Such annual salary shall be payable as follows:
(a)	Base Compensation. Employee cash compensation in an amount determined by the Board, in its sole discretion (“Cash Compensation”); provided that such amount shall not be less than One Hundred Sixty Thousand Dollars ($160,000.00), (less required withholdings). Cash Compensation shall be earned and payable periodically in equal installments in accordance with the Company’s normal payroll practices. Cash Compensation will be subject to annual review pursuant to the Company’s normal review policy for other similarly situated Employees of the Company and any changes in Cash Compensation will be communicated in writing to Employee.
i.	With respect to common stock, the Company shall, pursuant to the terms of the 2010 Sun River Energy, Inc. Stock Incentive Plan, issue to Employee in escrow, on the Effective Date Forty Thousand (40,000) shares of its Common Stock (“Common Stock”), which shall become earned and vest, in terms of ownership and voting rights, 1/12th per month thereafter (each a “Vesting Date”) during the Term and shall be subject to the right of first refusal and repurchase (“Right of First Refusal”) contained in Exhibit B.

ii.	With respect to stock options, the Company shall issue to Employee Stock Options (“Stock Options”) exercisable into One Hundred Twenty Thousand (120,000) shares of Common Stock of the Company pursuant to the terms of the 2010 Sun River Energy, Inc. Stock Incentive Plan, as amended (the “Stock Plan"). The Stock Options shall be issued to Employee on the Effective Date and shall be earned and vest 1/36th each month thereafter (each a “Vesting Date”) during the Term. The exercise price of the Stock Options shall equal the average fair market value of a share of the Company’s common stock on the Effective Date.
(b)	Other Benefits. Employee is entitled to participate during the Term in any group health insurance plan, equity or cash incentive compensation plan, 401(k) plan, and any other benefit or welfare program or policy that is made available, from time to time, to other Employees of the Company, on a basis consistent with such participation and subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time.

(c)	Fringe Benefits. During his employment pursuant to this Agreement, and except as otherwise provided in this Agreement, Employee shall be entitled to participate on substantially the same terms and conditions in the Company sponsored fringe benefits generally provided to similarly situated personnel, such as vacation, sick pay, and any equity incentive plan, including stock awards and/or bonuses.

(d)	Withholding. As a condition of the receipt of any payment or benefit hereunder, the Company shall be entitled to withhold any federal, state or local taxes, in the reasonable judgment of Company, required by law to be withheld.

(Section 4 is Omitted)
Section 5. Vacation and Other Benefits.
(a)	During the Employment Period, Employee shall be entitled to three (3) weeks of paid vacation during each twelve-month period commencing on the date of this Agreement. Employee shall also be entitled to all paid holidays given by the Company to its employees. Employee agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities under this Agreement, and (ii) mutually convenient for the Company and Employee.

(b)	During the Employment Period, Employee shall be entitled to participate in all employee welfare benefit plans, programs, and arrangements provided by the Company from time to time to its employees generally, subject to and on a basis consistent with the terms, conditions, and overall administration (including eligibility and vesting requirements) of such plans, programs, and arrangements.
Section 6. Business Opportunities and Intellectual Property.
(a)	During the Employment Period, Employee shall promptly disclose to the Company all Business Opportunities and Intellectual Property (each as defined herein).

(b)	Employee hereby assigns and agrees to assign to the Company, its successors, assigns or designees, all of Employee’s right, title and interest in and to all Business Opportunities and Intellectual Property, and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

(c)	For purposes hereof, “Business Opportunities” shall mean all business ideas, prospects, proposals or other opportunities pertaining to the E&P Business (as defined herein), including the lease, acquisition, exploration, production, gathering, transporting, storing or marketing of hydrocarbons and other mineral and related products (including becoming financially interested in any of the above) and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located (other than those interests described on Schedule 7(b) and except for activities permitted pursuant to Section 7(b)), which are:
i.	developed by Employee (A) during the Employment Period, or (B) before the Employment Period, but only to the extent that it is not contained in existing projects listed by employee in Schedule 7(b) attached. It is agreed and understood between the parties that Employee has certain projects whose State and County shall be disclosed in which the Employee is entitled compensation should the projects be developed. Employee intends to lend guidance and expertise to these projects so long as it does not interfere with employment or Sun River interests. All projects will be disclosed to Employer prior to any additional efforts of Employee. All projects listed in Schedule 7(b) attached, Employer expressly waives any interest or ownership in those business opportunities.

ii.	originated by any third party and brought to the attention of Employee (A) during the Employment Period, or (B) before the Employment Period, but only to the extent (x) of Employee’s rights thereto, (y) it would not breach any duty or obligation of Employee to a third party during such period, and (z) it pertains to the E&P Business plays, prospects or areas of interest identified on Schedule 6(c) attached hereto; together, with information relating thereto, including, without limitation, any Business Records (as defined herein).
(d)	For purposes hereof “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements relating to the E&P Business (including, without limitation, enhancements to or further interpretation or processing of such information, but excluding any of the same that result from activities permitted pursuant to Section 7(b)), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which are discovered, conceived, invented, created or developed by Employee, alone or with others (i) during the Employment Period if such discovery, conception, invention, creation, or development (x) occurs in the course of Employee’s employment with the Company, or (y) occurs with the use of any of the Company’s time, materials, facilities or other assets, or (z) in the opinion of the Board, relates or pertains in any way to the Company’s purposes, activities or affairs, or (ii) before the Employment Period, but only to the extent (x) of Employee’s rights thereto and (y) it would not breach any duty or obligation of Employee to a third party during such period and (z) it pertains to the E&P Business plays, prospects or areas of interest identified on Schedule 6(c) attached hereto.
Section 7. Restrictive Covenants.
(a)	Non-Disclosure. Employee acknowledges that the services he is to render in the course of his employment by the Company are of a special and unusual character with unique value to the Company. Employee further acknowledges that during the Employment Period, the Company has agreed to provide him as one of its Employees special training and knowledge, Business Opportunities, Intellectual Property and Confidential Information (as defined herein). Employee further acknowledges that the Company has agreed to provide him access to and simultaneous to the execution of this Agreement he shall receive from the Company certain Confidential Information (as defined herein). Employee covenants and agrees that he will not at any time, either during or subsequent to his employment, disclose to any third party or directly or indirectly make use of, except for business of the Company, any special training and knowledge, Business Opportunities, Intellectual Property or Confidential Information received from the Company or any of its subsidiaries. Ancillary to and in an effort to enforce Employee’s agreement to protect and not to disclose the Company’s or its subsidiaries’ information as set forth in this Section 7, Employee covenants and agrees to the restrictions and obligations set forth in this Section 7.

(b)	Non-Competition During Employment

i.	Employee is a Prospect Generator and as such will provide Employer in writing with the right of first refusal on all prospects generated. Should Employer pass in writing on a project Employee shall be free to pursue outside business activities on his own time, and receive financial gain from these efforts without claim by Employer. To the extent Employee receives any compensation of any nature from these efforts, such compensation shall immediately be split equally with Employer.

ii.	Except for services related to the activities and interests described above in subparagraph 7(b)(i) above and on Schedule 7(b), during the Employment Period, Employee shall not directly or indirectly be employed by or render advisory, consulting or other services in connection with any business enterprise or person, other than the Company, that is engaged in leasing, acquiring, exploring, producing, gathering, transporting, storing or marketing hydrocarbons and related products (the “E&P Business”)without express written consent of the Board of Directors.

iii.	Except for services related to the activities and interests described above in subparagraph 7(b)(i) above and on Schedule 7(b), Employee shall not, directly or indirectly, in any capacity (including, without limitation, as a proprietor, investor, director or officer or in any other individual or representative capacity), be financially interested in or engage in the E&P Business other than through the Company.

iv.	Except for services related to the activities and interests described above in subparagraph 7(b)(i) above and on Schedule 7(b), all investments made by Employee (whether in his own name or in the name of any Family Member or made by any of Employee’s Affiliates), which relate to the E&P Business shall be made solely through the Company; and Employee will not (directly or indirectly through any Family Member) in any capacity (including alone, as a member, partner, joint venture, equity holder, lender or in any other capacity), and will not permit any of his Affiliates to, (i) invest or otherwise participate alongside the Company in any Business Opportunities, or (ii) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company ultimately participates in such business or activity.
(c)	Non-Competition After Employment. Except for services related to the activities and interests described above in subparagraph 7(b)(i) above and on Schedule 7(b), upon termination of Employee’s employment by the Company pursuant to Sections 8(b) or 8(c), or by Employee without Good Reason, Employee agrees that for a period commencing upon the date of termination of Employee’s employment hereunder (the “Termination Date”) and ending upon the later to occur of (i) the first anniversary of the Termination Date, or (ii) the third anniversary of the date hereof, Employee shall not, directly or indirectly (including, without limitation, as a proprietor, investor, director or officer or in any other individual or representative capacity) (x) own, acquire, or solicit the acquisition of, or assist any other person to own, acquire or solicit the acquisition of, any Oil and Gas Interests (as defined herein), or any option or other right to acquire any Oil and Gas Interests, in any case pertaining to or covering, in whole or in part, the Lands (as defined herein); or (y) engage in or assist any other person to engage in the E&P Business on or with respect to the Lands.
As used in this Section 7, the term:
i.	“Oil and Gas Interests” means all: (1) oil and gas leases, mineral interests, oil, gas and mineral leasehold interests, fee interests, royalty interests (including, without limitation, landowner royalty interests, nonparticipating royalty interests and overriding royalty interests), production payments, net profits interests, subleases, mineral servitudes, licenses, easements, pooling orders and other interests in oil, gas and other hydrocarbons, (2) contract rights, joint operating agreements, farm out agreements, pooling agreements, seismic agreements, cost sharing arrangements and other agreements relating to the interests under the foregoing clause (1) or the E&P Business, (3) wells, equipment, associated personal property, pipelines, fixtures and other assets related to the foregoing, and (4) other operations, rights, titles and interests relating directly or indirectly to the drilling, exploration, development, operation, marketing, sale or other disposal of the foregoing assets and interests.

ii.	“Lands” means any and all lands lying upon or within three (3) miles of: (1) the boundary of any drilling or spacing unit within which a producing well lies in which the Company has or had an interest on or prior to the Termination Date; (2) the boundary of any other Oil and Gas Interest in which the Company has or had an interest on or prior to the Termination Date; or (3) the boundary of any Prospect (as defined herein).

iii.	“Prospect” means an area encompassing territory generally considered unproven or semi-proven in nature in accordance with generally accepted standards and practices in the oil and gas industry which (A) the Board has or had designated, on or prior to the Termination Date, (x) as being prospective for the discovery of oil, gas, or other hydrocarbons, or (y) for the significant extension of a pool or deposit of oil, gas, or other hydrocarbons theretofore discovered, and (B) the Company has acquired or generated proprietary geological and geophysical information in respect of such territory or has the right to review geological and geophysical information of a third party in respect of such territory.
(d)	During the Employment Period and thereafter until the date upon which the sale of the Company or substantially all of its assets is consummated, Employee will not disclose to any third party directly or indirectly or indirectly make use of, except for the business of the Company, any Confidential Information. For purposes of this Section 7, it is agreed that Confidential Information means any and all trade secrets and confidential or proprietary information pertaining to the Company (the “Confidential Information”). For purposes of this Section 7, it is agreed that Confidential Information includes, without limitation, any information heretofore acquired or acquired during the term hereof, developed or used by the Company relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company whether oral or in written form in a Business Record (as defined in Section 7(g) below). Notwithstanding the foregoing, no information of the Company will be deemed confidential for the purposes of this Section 7(d) if such information is or becomes public knowledge through no wrongful act of Employee or was previously known by Employee prior to entering into this Agreement and has not been utilized by the Company.
(e)	Non Solicitation. Except in the event of the termination of Employee’s employment by Employee for Good Reason or as provided in the next sentence, during the period commencing upon the Termination Date and ending upon the later to occur of (i) the first anniversary of the Termination Date, or (ii) the third anniversary of the date hereof, Employee may not (x) solicit, raid, entice or induce, directly or indirectly, any employee (or person who was previously an employee within six months of the Termination Date) of the Company (other than secretarial or similarly-positioned personnel) or any other person who is under contract with or rendering services to the Company in an employee-like capacity, to (A) terminate his employment by, or contractual relationship with, the Company, (B) refrain from extending or renewing the same (upon the same or new terms), (C) refrain from rendering services to or for the Company, (D) become employed by or to enter into contractual relations with any persons other than the Company, or (E) enter into a relationship with a competitor of the Company or (y) divert or attempt to divert, any person, concern or entity from doing business with the Company, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding any other provision of this Agreement, none of the restrictions set forth in this Section 7(e) shall apply from or after the date of the consummation of the sale of the Company or substantially all of its assets, or a Company Sale.

(f)	Injunctive Relief. Employee acknowledges and agrees that the services to be rendered by him to the Company as one of its Employees are of a special, unique and extraordinary character and, in connection with such services, he will have access to Business Opportunities, Intellectual Property and Confidential Information vital to the Company’s businesses. By reason of this, Employee consents and agrees that if he violates any of the provisions of this Section 7, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining Employee from committing or continuing any such violation of this Agreement. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled.

(g)	Return of Business Records. Employee agrees to promptly deliver to the Company, upon the expiration of the Employment Period, or at any other time when the Company so requests, all material relating to the business of the Company, including, without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other materials relating to the business of the Company (in this Section 7, collectively called the “Business Records”), and all copies thereof and therefrom, provided that the Employee shall not be required to deliver to the Company any Business Records relating to the interests and activities described on Schedule 7(b). Employee confirms that all of the Business Records (and all copies thereof and therefrom) that are required to be delivered to the Company pursuant to this Section 7 constitute the property of the Company. The obligation of confidentiality set forth in this Section 7 shall continue notwithstanding Employee’s delivery of any such documents to the Company.
(h)	Employee represents and covenants that the execution, delivery and performance by Employee of this Agreement and the services he is to render to the Company as contemplated by this Agreement will not (a) be in contravention of or result in any breach or constitute a default under any applicable law, rule, regulation, judgment, license, permit or order or any material loan, note or other agreement or instrument to which Employee is a party or by which he or any of his properties are bound, (b) result in the Employee disclosing or utilizing any trade secret or proprietary information or documentation of any Person, or (c) violate any confidential relationship which Employee may have had with any Person.

(i)	The existence of any claim or cause of action of Employee against the Company or any officer, manager, or member of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in this Section 7. In addition, the provisions of this Section 7 shall continue to be binding upon Employee in accordance with their terms, notwithstanding the termination of Employee’s employment hereunder for any reason.

(j)	The parties to this Agreement agree that the limitations contained in this Section 7 with respect to time, geographical area, and scope of activity are reasonable. However, if any court should determine that the time, geographical area, or scope of activity of any restriction contained in this Section 7 is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(k)	Nothing contained in this Section 7 shall be construed to prohibit Employee from investing in stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market of any corporation or other entity engaged in a business or activity competitive with the business of the Company or any of its subsidiaries, provided that Employee, his Family Members and each of their respective Affiliates shall not, directly or indirectly, hold more than a total of three percent (3%) of all such shares of stock or other securities issued and outstanding, and provided further that Employee shall not perform any services on behalf of, or in the operation of the affairs of, such corporation or other entity.
(l)	During any period in which Employee is in breach of any of the covenants set forth in this Section 7, the time period with respect to such covenant shall be extended for an amount of time that Employee is in breach thereof.
Section 8. Termination of Employment.
(a)	Employee’s employment hereunder shall terminate automatically upon his death.

(b)	If the Company determines in good faith that the Disability (as defined herein) of Employee has occurred during the Employment Period, the Company may notify Employee of the Company’s intention to terminate Employee’s employment hereunder for Disability. In such event, Employee’s employment hereunder shall terminate effective on the fifth day following the date such notice of termination is given to Employee. For purposes of this Agreement, the “Disability” of Employee shall be deemed to have occurred if Employee shall have been unable to perform his essential duties hereunder for a period consisting of 90 continuous days within any given period of 365 consecutive days, (excluding any leaves of absence approved by the Board and the number of days of accrued vacation of Employee) as a result of his physical or mental incapacity; provided that, if Employee has a physical or mental impairment that substantially limits one or more major life activities, as defined under the Americans with Disabilities Act, the Company may extend the 90-day period to reasonably accommodate Employee’s impairment.

(c)	The Company may terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) the breach by Employee of his duties as an employee of the Company, which breach is materially detrimental to the Company, monetarily or otherwise, (ii) the failure of Employee to comply in any material respect with any written or oral direction of the Board which reasonably relates to the performance of his duties that he is physically able to perform and which would not require him to perform an illegal act or breach any agreement to which the Company is a party, (iii) the failure of Employee to substantially perform his duties as an employee after demand for substantial performance is delivered by the Company to Employee that specifically identifies the manner in which the Company believes that Employee has not substantially performed his duties, (iv) the commission by Employee of any criminal act that constitutes a felony or involves fraud, dishonesty, or moral turpitude, (v) Employee’s failure to render the services to the Company as contemplated under this Agreement as a result of alcohol or drug use, (vi) the taking by Employee of any action, knowing or with reckless disregard that it is adverse in a material respect to the interests of the Company, its members, or its assets, (vii) the willful, material violation by Employee of any employer policies of the Company or its Affiliates, and (viii) the material breach by Employee of any of his material covenants and agreements contained in this Agreement. With respect to clauses (i), (ii), (iii) and (v),

Cause shall only exist if Employee fails to cure such matter within ten (10) days after receiving written notice from the Company.
(d)	The Company may terminate Employee’s employment hereunder at any time without Cause upon thirty (30) days notice to Employee.

(e)	Employee may terminate his employment hereunder at any time for Good Reason or without Good Reason upon thirty (30) days advance notice to the Company. For purposes of this Agreement, “Good Reason” means (i) the Company’s failure to timely pay any amount due to Employee under this Agreement, (ii) a reduction in Employee’s compensation without Employee’s written consent, or (iii) notwithstanding anything herein to the contrary, Good Reason shall exist only if the Company fails to cure the matter described in clauses (i)-(iii) of this Section 8(e) within 30 days after written notice from Employee.

(f)	In the event of the termination of Employee’s employment hereunder (for any reason other than the death of Employee), Employee agrees that if at such time he is a manager or officer of the Company or any of its subsidiaries, he will promptly deliver to the Company his written resignation from all such positions, such resignation to be effective as of the date of termination.
Section 9. Obligations of Company Upon Termination of Employment.
(a)	If Employee’s employment hereunder is terminated pursuant to Sections 8(a), 8(b) or 8(c), or if Employee terminates his employment without Good Reason, the Company shall pay to Employee, or his estate, trust or similar Person if applicable, on the sixth (6th) day following the Termination Date or the next regularly scheduled pay day of the Company following the Termination Date, (i) any accrued but unpaid base salary provided for in Section 3 hereof for services rendered through the Termination Date, (ii) any accrued but unpaid expenses required to be reimbursed under Section 3 and (iii) any vacation accrued to the Termination Date.

(b)	If Employee’s employment hereunder is terminated by the Company for any reason (other than for death or Disability or pursuant to Section 8(c)) or by Employee for Good Reason, the Company shall pay to Employee (i) on the sixth (6th) day following the Termination Date or the next regularly scheduled pay day of the Company following the Termination Date, respectively, (A) any accrued but unpaid base salary provided for in Section 3 hereof for services rendered through the Termination Date, (B) any accrued but unpaid expenses required to be reimbursed under Section 3, and (C) any vacation accrued to the Termination Date, and (ii) severance pay in an amount equal to Employee’s base salary pursuant to Section 3 for a period beginning on the Termination Date and ending upon the later to occur of (x) the first anniversary of the Termination Date or (y) the third anniversary of the date hereof, payable in equal monthly installments beginning on the last day of the first month following the Termination Date; provided, however, that none of the benefits payable under Section 9(b)(ii) will be payable unless, and the obligation to pay any severance pursuant to Section 9(b)(ii) shall not accrue until, the Employee has signed and delivered an executed general release, which has become irrevocable, satisfactory to the Company in its reasonable discretion, releasing the Company and its Affiliates and their respective officers, directors, managers, members, partners and employees from any and all claims or potential claims arising from or related to the Employee’s employment or termination of employment. For the avoidance of doubt, if Employee is terminated without Cause or Employee terminates his employment for Good Reason, and thereafter Employee engages in the activities that are within the scope of the restrictions described in Section 7, Employee shall not be entitled to the severance payment described in clause (ii) of this Section 9(b).
Section 10. Withholding Taxes.
The Company shall withhold from any payments to be made to Employee hereunder such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.
Section 11. Attorneys’ Fees and Costs.
In the event there is any litigation between the parties hereto with respect to this Agreement, the prevailing party in such litigation shall be entitled to recover all attorneys’ fees and costs incurred by such party in connection with such litigation.
Section 12. Notices.
All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by electronic transmission, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the person to receive it.
Section 13. Governing Law.
It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Texas.
Section 14. Assistance in Litigation.
During the Employment Period and for a period of four (4) years thereafter, Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which the Company, or any of its subsidiaries or Affiliates is, or may become, a party. The Company shall reimburse Employee for (i) all reasonable, documented out-of-pocket expenses incurred by Employee in rendering such assistance subject to the Company’s reasonable policies regarding the reimbursement of expenses and (ii) reasonable compensation for Employee’s time in rendering such assistance if such assistance occurs after the Employment Period.

Section 15. Severability.
The invalidity or unenforceability of any one provision or more of the provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect to the fullest extent permissible by law. Should any one or more of the provisions of this Agreement be held to be excessive, unreasonable, or otherwise unenforceable, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the fullest extent compatible with applicable law.
Section 16. Survival.
Neither the expiration nor the termination of the term of Employee’s employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of Sections 6, 7, 9, and 14 and the rights and obligations of the parties thereunder, shall survive the expiration or termination of the term of Employee’s employment hereunder.
Section 17. Entire Agreement.
This Agreement, including the schedules attached hereto, contains the entire agreement and understanding by and between the Company and Employee with respect to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time.
Section 18. Modification.
No amendment, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.
Section 19. Binding Effect; Assignment; No Third Party Benefit.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that the duties and responsibilities of Employee hereunder may not be assumed by, or delegated to, any other person. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 20. Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
Section 21. Voluntary Agreement.
Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.
Section 22. Directly or Indirectly.
Where any provision of this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, including actions taken by or on behalf of any Affiliate of such person.
Section 23. State Law.
It is intended that this Agreement be valid and enforceable under the laws of the state of Texas, and that the laws of this state shall govern the agreement’s interpretation.
SIGNATURE PAGE —LEAVER EMPLOYMENT AGREEMENT
IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the day and year first above written.

COMPANY: Sun River Energy, Inc.
By:	/s/ Donal R. Schmidt, Jr.
Donal R. Schmidt, Jr. Chief Executive Officer

EMPLOYEE:
By:	/s/ Jay Leaver
Jay Leaver

Schedule 6(c) — 1
SCHEDULE 6(c)
Schedule 7(b) — 1
SCHEDULE 7(b)
Employee is currently engaged in the following oil and gas activities and has ownership interests in the following Oil and Gas Interests:

EXHIBIT B
TERMS OF RIGHT OF FIRST REFUSAL AND REPURCHASE ON SALE OF COMMON
STOCK SHARES (“RIGHTS OF FIRST REFUSAL”)
1. First Refusal on Sale of Shares. If the Employee or a transferee or assignee of Employee (the “Selling Shareholder”) proposes to sell all or part of his shares of common stock, the following provisions shall apply:
     (a) Notice: The Selling Shareholder shall first give written notice (the “Option Notice”) to the Company, which notice shall identify the prospective purchaser and shall set forth in reasonable detail the terms and conditions upon which such sale is proposed to be made, and shall be accompanied by copies of the bona fide offer and any other information furnished to or by the prospective purchaser(s). Such notice shall automatically grant to the Company an option to purchase that portion of the Shares of the Selling Shareholder proposed to be assigned or sold upon the same terms and conditions as contained in the bona fide offer.
     (b) Shares Covered by Option: The option granted herein to the Company must be exercised by the Company as to the entire interest being offered (the “Offered Shares”), unless the Selling Shareholder consents to a sale or transfer of less than the entire interest.
     (c) Exercise of Option: The Company, at its sole discretion, may, within thirty (30) days after receipt of the Option Notice (the “Option Period”), give written notice to the Selling Shareholder (the “Acceptance Notice”), signed by the Company, that the Company elects to exercise such option, evidencing its agreement to purchase the Offered Shares.
     (d) Closing of Sale: Closing on the sale of the Offered Shares to the Company shall take place at the principal place of business of the Company ten (10) days after the expiration of the Option Period or at such other place and time as agreed to by the Selling Shareholder and the Company.

     (e) Failure to Exercise Option: If the option is not exercised within the Option Period as to the Offered Shares, the Selling Shareholder may sell or transfer the Offered Shares within sixty (60) days thereafter to the prospective purchaser named in the Option Notice at a price and on terms no more favorable than described in the Option Notice.
     (f) Subsequent Transfers: The Selling Shareholder shall not otherwise sell or transfer the Offered Shares to any person after the termination of said sixty (60) day period without again complying with this Section.
     (g) No Pledges: The Employee and each transferee or assignee of the Employee further agrees and covenants not to pledge, lend, hypothecate or otherwise grant any interest in the shares of the common stock, without the prior written consent of the Company, in its sole discretion. The Company shall be entitled to redeem the shares of common stock at the purchase price thereof in the event of any breach of this section.
2. Repurchase Rights. The Shares owned by the Employee are subject to forfeiture and restrictions on transfer in accordance with the terms and conditions of this Agreement. Subject to the terms of this Agreement, on each month anniversary of the date of this Agreement during the Term, one thirty-sixth (1/36th) of the Shares shall no longer be subject to the repurchase right set forth herein.
     Other than as expressly reserved or restricted by this Agreement, the Employee shall have all the rights of a stockholder with respect to the Shares unless and until the Company exercises its repurchase rights. The Shareholders may not sell, transfer, alienate pledge or otherwise encumber (i) any Share or fraction thereof, or any interest in a Share or (ii) any other interest in this Agreement, until such Shares are no longer subject to the Company’s repurchase rights as set forth herein. Dividends paid with respect to Shares in cash or property other than shares or rights to acquire shares will be paid to the Employee at the time such dividends are paid to other stockholders. Dividends with respect to Shares paid in shares or rights to acquire shares will be added to and become a part of the Shares.

     (a) If the Employee’s employment hereunder, is terminated the Company will have the right (the “Repurchase Right”), but not the obligation, to purchase from the Employee (or any person to whom Employee shall have transferred any such Shares) all or any portion of the Shares as to which the Company’s repurchase right has not expired as set forth above (the “Repurchased Stock”). But, in the event Employee is terminated without Cause or he terminates his employment for Good Reason in accordance with Section 4(c) of the Employment Agreement, then the Company shall have no rights under Exhibit B whatsoever.
     (b) If the Company intends to exercise its Repurchase Right with respect to such Repurchased Stock, the Company must give Shareholder written notice (the “Repurchase Notice”) within 60 days after the applicable Severance Date, that the Company is exercising its Repurchase Right with respect to the Repurchased Stock, which Repurchase Notice will constitute exercise of the Repurchase Right. The Company may exercise each Repurchase Right with respect to all or any portion, of the Repurchased Stock subject to such Repurchase Right. Such Repurchase Right will expire with respect to the Repurchased Stock subject to such Repurchase Right to the extent not exercised by the Company within 60 days after the Severance Date. The price per share for the Repurchased Stock will be $0.001 per share (the “Repurchase Price”).
     (c) If the Company exercises a Repurchase Right with respect to any Repurchased Stock, within 30 days after the date of a Repurchase Notice the Company shall deliver to Employee the Repurchase Price for the Shares of Repurchased Stock being purchased and Employee shall deliver to the Company certificates, if any, previously delivered to Employee representing such Repurchased Stock, duly endorsed for transfer to the Company, or such certificates and a duly executed stock power transferring such shares of Repurchased Stock to the Company.

SCHEDULE 6(b)
Business ideas not covered by specific prospect areas
1)	A program written in QBASIC to automatically calculate an extrapolated decline curve from an oil or gas well’s historical production records.

2)	An Excel spreadsheet that automatically calculates closure on a metes & bounds — style survey.

3)	An Excel spreadsheet that calculates economic parameters for single-well and multiple-well drilling programs.

4)	A program written in QBASIC that calculates coherency and other attributes from seismic data.

5)	A program written in QBASIC to create a SEG-Y format vector file from a color scan of a seismic line.

6)	A QBASIC utility to facilitate importing waypoint coordinates into a Garmin GPSmap handheld.

7)	A QBASIC utility to facilitate importing well location and production information into MapInfo.

8)	A QBASIC utility to facilitate importing seismic navigation data into MapInfo.

SCHEDULE 7(b)
Employee is currently engaged in oil and gas or mineral activities and has ownership interests in the

Country	State /Territory	County
USA	CO	Archuleta, Chaffee, Crowley, Custer, Fremont, Gunnison, Logan, Otero, Rio Grande, Saguache, Weld
USA	IA	Adair, Audubon, Carroll, Cass, Guthrie, Shelby
USA	ID	Ada, Canyon, Gem, Payette
USA	IL	Clinton, Sangamon, Washington
USA	MI	Allegan, Barry, Calhoun, Eaton, Hillsdale, Jackson, Kalamazoo
USA	MN	Dakota, Faribault, Freeborn, Le Seur, Rice, Scott, Steele, Waseca
USA	ND	Billings, Bottineau, Dunn, Grant, Hettinger, McKenzie, Renville, Stark, Ward
USA	NE	Arthur, Cheyenne, Garden, Grant, Morrill, Sheridan
USA	NM	Catron, DeBaca, Guadalupe, Lincoln, Mora, Otero, Quay, San Miguel, Socorro
USA	NV	Elko, Eureka, Nye, White Pine
USA	NY	Cayuga, Chemung, Onondaga, Oswego, Schuyler, Seneca, Steuben, Wayne
USA	OH	Ashland, Delaware, Erie, Franklin, Huron, Lorain, Madison, Marion, Morrow, Pickaway
USA	OR	Malheur
USA	UT	Carbon, Duchesne, Grand, Juab, Millard, San Juan, Uintah, Wasatch
USA	WY	Converse, Goshen, Niobrara, Platte
France	All
Australia	Northern Territory